Exhibit 10.3

RETENTION INCENTIVE BONUS AGREEMENT

THIS RETENTION INCENTIVE BONUS AGREEMENT (the “Agreement”) is made as of the 1st day of September, 2016 (the “Effective Date”), by and among Tyco International Management Company, LLC., (the “Company”, and together with its affiliated companies, the “Tyco Group”, which for the avoidance of doubt shall include Johnson Controls, Inc. and its subsidiaries following the Closing Date), and Lawrence Costello (“Employee”).

RECITALS

WHEREAS, on January 24, 2016, Tyco International plc and Johnson Controls, Inc. entered into an Agreement and Plan of Merger (as amended, modified, or supplemented the “Merger Agreement”) pursuant to which they agreed to combine their respective businesses under a single company (the “Merger Transaction”); and

WHEREAS, the Company, which is an indirect wholly owned subsidiary of Tyco International plc, desires to provide an incentive for Employee to continue employment with the Tyco Group upon completion of the Merger Transaction, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the Company and Employee hereby agree to the following terms and conditions of the incentive to be provided to Employee to continue employment with the Tyco Group.

TERMS AND CONDITIONS

1.                                      Definitions

(a)                                 Active Employee.  For purposes of this Agreement, and subject to paragraphs 2(b) and (c) hereof, Employee shall be considered an “Active Employee” on a given date if, on that date, Employee is then, and has since the date of this Agreement been, actively employed by a member of the Tyco Group, diligently performed the duties and responsibilities normally associated with the Employee’s position, diligently performed any additional responsibilities related to the Merger Transaction that may reasonably be assigned to Employee (including training responsibilities or other responsibilities related to the transition of Employee’s position to another individual), has not given written notice of Employee’s intent to resign or retire as of a date prior to the end of the Retention Period, and has not engaged in any conduct that would be grounds for discharge for Cause (as defined herein).

(b)                                 Cause.  For purposes of this Agreement, Cause shall mean the following: (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) material violation of any fiduciary duty owed to the Company, (iii) conviction of, or entry of a plea of nolo contendere with respect to, a felony, (iv) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company and its employees. The Compensation and Human Resources Committee of the Board of Directors of the Company, in its sole and absolute discretion, shall determine whether Cause exists.

(c)                                  Good Reason Resignation means, at any time after the Closing Date, any retirement or termination of employment by an Employee that is not initiated by the Company or any member of the Tyco Group, following the occurrence, during the Retention Period, of:

(i)                                     Without the Employee’s written consent, a material change in the geographic location at which the Employee must perform services to a location which is more than 50 miles from the Employee’s principal place of business immediately preceding the Closing Date; provided, that such change in location extends the commute of such Employee; or

(ii)                                  Without the Employee’s written consent, a material reduction to the Employee’s base compensation and benefits, taken as a whole, as in effect immediately prior to the Closing Date.

Notwithstanding the foregoing, the Employee shall be considered to have a Good Reason Resignation only if the Employee provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Employee is basing such Good Reason Resignation and the Employee provides such notice within 90 days after the event that gives rise to the Good Reason Resignation. Within 30 days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the 30-day period, the Employee may terminate employment with the Company based on Good Reason Resignation within 30 days after the expiration of the cure period.

(d)                                 Retention Period.  For purposes of this Agreement, there shall be one retention period and “Retention Period” shall mean the period beginning on the Effective Date and ending on December 31, 2016 or, if the Closing Date (as such term is defined in the Merger Agreement (the “Closing Date”)) occurs after October 1, 2016, the date that is three month anniversary of the Closing Date.

2.                                      Retention Incentive Eligibility

(a)                                 Retention Incentive Bonus. Subject to the terms of this Agreement, Employee shall be eligible for the payment of a retention incentive bonus (the “Retention Incentive Bonus”) in the amount of $600,000. The Retention Incentive Bonus will vest on the earliest to occur of (i) Employee’s termination of employment by the Company, not for Cause, after the Closing Date, (ii) Employee’s Good Reason Resignation as defined herein after the Closing Date, and the (iii) the last day of the Retention Period, subject to the Employee remaining an Active Employee through the last day of the Retention Period. The Retention Incentive Bonus will be subject to all applicable tax withholdings and other deductions required by law.

(b)                                 Termination of Employment.  In the event that Employee voluntarily resigns or retires for any reason (other than a “Good Reason Resignation” as defined above) or is discharged by the Company or any member of the Tyco Group for Cause prior to the vesting date, Employee shall forfeit any and all rights to receive all or any portion of any Retention Incentive Bonus that has not vested under this agreement. Furthermore, in the event that Employee is involuntarily terminated for Cause prior to the end of the Retention Period, Employee shall repay to the Company, net of taxes, any portion of the Retention Incentive Bonus actually paid to Employee.

(c)                                  Death or Disability.  If Employee’s employment with the Company or any member of the Tyco Group terminates prior to the end of the Retention Period because of Employee’s death or a termination by the Company following Employee’s Permanent Disability (as defined herein), the Retention Incentive Bonus described in this Agreement will vest in full.  If Employee is deceased, the Company or any member of the Tyco Group will make a payment to Employee’s estate only after the Company has determined that the payee is the duly appointed executor or administrator of Employee’s estate. “Permanent Disability” means (i) that Employee is permanently and totally incapacitated from engaging in any employment for the Company or any member of the Tyco Group because of physical or mental conditions, or (ii) Employee meets the requirements for long term disability benefits under the long term disability plan of the Company or any member of the Tyco Group then employing Employee, or has satisfied the requirements for disability benefits under Social Security law (or a similar law outside the U.S. if Employee is employed there) then in effect.

(d)                                 Severance/Termination Benefits.  The Retention Incentive Bonus is an extraordinary item of compensation, and is separate and apart from any severance or termination payments to which Employee may be entitled on termination pursuant to any severance plan of the Company or any member of the Tyco Group then employing Employee that is in effect on Employee’s termination date, and this Agreement shall not reduce, offset, or preclude any such severance or termination payments, if applicable. The amount of the severance or termination benefits, if any, will be determined in accordance with the terms of such severance plan, or as otherwise required by law. Any amounts to be paid under this Agreement shall not be treated as compensation for purposes of computing or determining any additional benefit payable under any severance plan or policy, bonus plan, savings plan, insurance plan, pension plan, or other employee benefit plan maintained by the Company or any parent, subsidiaries or affiliates of the Company.

3.                                      Post-Closing Matters.

(a)                                 Effective as of the Closing Date, you will be a special advisor to the Chief Human Resources Officer of the Company, and your role will be to assist in the transition of your duties as Chief Human Resources Officer to the newly appointed CHRO of Combined

Company. During the period commencing on the Closing Date and continuing to the end of the Retention Period, you will continue to:

(i) receive the annual base salary that you received immediately prior to the Closing Date, which will be paid according to the normal and customary payroll process for the Combined Company, and

(ii) participate in the Tyco employee benefit programs, which includes health & welfare benefits and 401(k) retirement savings plans.

You acknowledge and agree that a portion of your Retention Incentive Bonus is in lieu of participation in any annual or long-term incentive program offered by the Combined Company for periods commencing with fiscal 2017.

(b)                                 After the Closing Date, you will continue to participate in the CIC Plan as an Eligible Employee (as defined in the CIC Plan) participating at the Band 0 level, on the terms set forth therein and as in effect as of the Closing Date (or modified in accordance with the terms of the CIC Plan).  You shall be entitled to receive benefits under the CIC Plan following a Change in Control Termination (as defined in the CIC Plan), including benefits payable upon a termination by the Combined Company without Cause (as defined in the CIC Plan), or a Good Reason Resignation (as defined in the CIC Plan) as set forth in Section 2.18 of the CIC Plan, and nothing in this agreement shall constitute a waiver, modification, or amendment to the CIC Plan, or a payment in lieu of the benefits for which you could be eligible under the CIC Plan.

4.                                      Non-solicitation

(a)                                 Non-solicitation of Employees.  Except as prohibited by law, Employee agrees that during Employee’s employment with the Company, or any member of the Tyco Group and for the one (1) year period thereafter, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of another solicit, recruit, aid or induce any employees of the Company or any member of the Tyco Group to leave their employment with the Company or any member of the Tyco Group in order to accept employment with or render services to another person or entity unaffiliated with the Company or any member of the Tyco Group, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.

(b)                                 Non-solicitation of Customers.  Employee also agrees that, except as prohibited by law, during Employee’s employment with the Company or any member of the Tyco Group, and for the one (1) year period thereafter, Employee will not, for any reason, use, directly or indirectly, either on Employee’s own behalf or on behalf of any other person or entity, any trade secret information to attempt to persuade or solicit any customer of the Company or any member of the Tyco Group to cease to do business with the Company or any member of the Tyco Group, or to reduce the amount of business it has customarily done or contemplates doing with the Company or any member of the Tyco Group, or to expand its business with a competitor of the Company or any member of the Tyco Group.

5.                                      Assignment by the Company.  The Company may assign this Agreement without Employee’s consent to any company that acquires all or substantially all of the stock or assets of the Company or to any member of the Tyco Group hiring the Employee, or into which or with which the Company is merged or consolidated.  This Agreement may not be assigned by Employee, and no person other than Employee (or Employee’s estate) may assert the rights of Employee under this Agreement.

6.                                      Business Discretion of the Company and members of the Tyco Group.  This Agreement does not obligate the Company or any member of the Tyco Group to retain Employee in the employ of the Company or any member of the Tyco Group for any prescribed period or term.  This Agreement does not modify the employment-at-will status of Employee.  Further, the Company or any member of the Tyco Group shall have the right to modify the timing and/or method of payment of any amounts payable under this Agreement if such modification is necessary to avoid the imposition of the excise tax under Section 409A of the Internal Revenue Code.

7.                                      Remedies.  In the event of a breach of any of Employee’s covenants and commitments under this Agreement, Employee, in the sole discretion of the Company or any parent, subsidiaries or affiliates of the Company, may forfeit any amount otherwise payable to Employee under paragraph 2 of this Agreement.  Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding relating to or arising out of this Agreement may be brought in the State of New Jersey, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court.  Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Employee at the home address which Employee most recently communicated to the Company or any parent, subsidiaries or affiliates of the Company in writing.

8.                                      Governing Law.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the state of New Jersey, without regard to any principles governing conflicts of laws or canons of construction interpreting written agreements against the drafter.

9.                                      Waiver of Right to Jury Trial.  The Company or any parent, subsidiaries or affiliates of the Company and Employee hereby agree to waive all rights to a jury trial in connection with any dispute arising out of or relating to the terms of this Agreement.

10.                               Survival of Provisions.  Any obligation intended to be performed following the termination of Employee’s employment with the Company or any parent, subsidiaries or affiliates of the Company shall survive such termination and shall be fully enforceable thereafter.

11.                               Waiver.  The waiver by the Company or any parent, subsidiaries or affiliates of the Company of a breach by Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

12.                               Entire Agreement.  This Agreement sets forth the entire understanding of the Company or any parent, subsidiaries or affiliates of the Company and Employee, and supersedes all prior agreements and communications, whether oral or written, with respect to the subject matter contained in this Agreement.  This Agreement shall not be modified except by written agreement of Employee and  the Company.

13.                               Effectiveness.  This Agreement shall be effective from and after the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

EMPLOYEE

/s/Lawrence Costello

Print Name: Lawrence Costello

TYCO INTERNATIONAL MANAGEMENT COMPANY, LLC.

By:	/s/George R. Oliver

Print Name: George R. Oliver
Title: CEO